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                                        1                          EXHIBIT 10(c)


                              AMENDED AND RESTATED
                               SEVERANCE AGREEMENT


         AGREEMENT made as of December 15, 2000, between Harte-Hanks, Inc., a Delaware corporation (the "Company"), and Larry Franklin (the "Executive").

         WHEREAS, the Executive is currently serving as the Company's Chairman and Chief Executive Officer and a member of the Board of Directors (the "Board");

         WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and plans for the future and has acquired contacts of considerable value to the Company; and

         WHEREAS, the Board recognizes that the Executive's contribution to the growth and success of the Company has been substantial and wishes to offer an inducement to the Executive to remain in the employ of the Company; and

         WHEREAS, the Company desires to amend and restate Executive's existing Severance Agreement dated as of July 23, 1993 ("Prior Agreement"), to read as hereinafter provided, in order to recognize Executive's increased responsibilities with the Company and to reflect currently competitive compensation practices for individuals of Executive's experience and responsibility;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, this Agreement amends and restates the Prior Agreement, and sets forth benefits which the Company will pay to Executive in the event of termination of Executive's employment during the Term of this Agreement:

         1. Term. The term of this Agreement shall be effective upon its execution and continue until the earliest of (i) July 16, 2007, provided, that if the Executive's employment with the Company is terminated (other than for reasons set forth in Section 3(a)(1)(i), (ii) or (iii)) or a Change in Control occurs, then this Agreement will continue past such date until the expiration of the second anniversary of the Termination Date or Change in Control, respectively, (ii) the Executive's death or (iii) the Executive's earlier voluntary retirement (except as provided in Section 3(a)(2)) (the "Term").

         2.       Definitions.

                  (a) Cause. For "Cause" means that the Executive shall have committed:

                           (i) an intentional material act of fraud or
                  embezzlement in connection with his duties or in the course of his employment with the Company;

                           (ii) intentional wrongful material damage to property
                  of the Company; or

                           (iii) intentional wrongful disclosure of material
                  secret processes or material confidential information of the Company.

                  For the purposes of this Agreement, no act, or failure to act, on the part of the Executive will be deemed "intentional" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

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                                        2                          EXHIBIT 10(c)


                  (b) Change in Control. A "Change in Control" of the Company shall have occurred if any of the following events shall occur:

                           (i) The Company is merged, consolidated or
                  reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 60% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of the Company pursuant to such transaction;

                           (ii) The Company sells all or substantially all of
                  its assets to any other corporation or other legal person and as a result of such sale less than 60% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of the Company pursuant to such sale;

                           (iii) Any person (including any "person" as such term
                  is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), has become the beneficial owner (as the term "beneficial owner, is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange
                  Act) of securities which when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of the Company; or

                           (iv) Such other events that cause a Change in Control
                  of the Company as determined by the Board in its sole discretion.

                  (c) Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (d) Disability. "Disability" shall have the meaning given to disability in the Company's disability insurance plan.

                  (e) Severance Compensation. The "Severance Compensation" shall be a lump sum cash amount equal to 200% of the sum of (A) the annual base salary of the Executive in effect immediately prior to the Termination Date, (or in the case of payment under Section 3(b) below, immediately prior to the Change in Control) plus (B) the average of the bonus or incentive compensation of the Executive received from the Company for the two fiscal years preceding the Termination Date (or, in the case of payment Section 3(b) below, preceding the Change in Control).

                  (f) Termination Date. The "Termination Date" shall be the date upon which the Executive or the Company effectively terminates the employment of the Executive.

         3.       Rights of Executive Upon Termination or Change in Control.

                  (a) The Company shall provide the Executive, within ten days following the Termination Date, or if later, within ten days after the execution of the release described in Section 10 below, Severance Compensation in lieu of compensation to the Executive for periods subsequent to the Termination Date, if any of the following events shall occur:

                           (1) the Company terminates the Executive's employment
                  during the Term of this Agreement other than for any of the following reasons:


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                                        3                          EXHIBIT 10(c)


                                    (i)   the Executive dies;

                                    (ii)  the Executive suffers a Disability and
                           is unable to work, with or without reasonable accommodation, for a period of 180 consecutive days; or

                                    (iii) for Cause.

                           (2) the Executive terminates his employment after the
                  occurrence of at least one of the following events:

                                    (i) Without the mutual agreement of the
                           Company and the Executive (a) a change in the nature or scope of the authorities, functions or duties attached to the position with the Company that the Executive had immediately prior to such change; (b) a reduction in the Executive's salary, bonus or incentive compensation; (c) a significant reduction in scope or value of other monetary or nonmonetary benefits (other than benefits pursuant to a broad based employee benefit plan) to which the Executive was entitled from the Company; any of which is not remedied within ten calendar days after receipt by the Company of written notice from the Executive of such change, reduction, alteration or termination, as the case may be;

                                    (ii) A determination by the Executive made
                           in good faith that as a result of a change in policy of the Company made by the Board, he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the authorities, functions or duties attached to his position immediately prior to such change, which situation is not remedied within ten calendar days after receipt by the Company of written notice from the Executive of such determination;

                                    (iii) The Company shall require the
                           Executive to relocate his principal location of work from the location thereof at the time this Agreement was entered or to travel away from his office in the course of discharging his responsibilities or duties significantly more than required of him at the time this Agreement was entered without, in either case, the Executive's prior written consent; or

                                    (iv) The Company commits any material
                           breach of this Agreement.

                  (b) The Company shall provide the Executive, within ten days following a Change in Control, or if later, within ten days after execution of the release described in Section 10 below, Severance Compensation, provided that Executive has remained employed by the Company immediately prior to the Change in Control, and grounds for termination of the Executive for Cause did not exist at such time. Payment under this paragraph 3(b) shall be in lieu of payment under paragraph 3(a) above.

                  (c) Severance Compensation will not be subject to offset or mitigation.

                  (d) Upon a Change in Control, or in the event the Company becomes obligated to provide Severance Compensation pursuant to Section 3(a), all stock options not yet exercised will become vested and fully exercisable by the Executive. Such options shall remain exercisable for their original term, notwithstanding the Executive's termination of employment; provided, however, that the Company has the right to require the Executive to exercise such options within 90 days after receipt of written notice to the Executive. If the Executive fails to exercise his options within such 90-day period the Company has the right to cancel the options.


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                                        4                          EXHIBIT 10(c)


                  (e) If the Executive's employment is terminated (except for reasons set forth in Section 3(a)(1)(i), (ii) or (iii)), the Company shall pay to the Executive, in addition to the Severance Compensation payable hereunder, a lump sum cash payment in the amount necessary to make continuation coverage (COBRA) payments under the Company's group health insurance plan for a period of 18 months following the Termination Date.

                  (f) The Company on behalf of the Executive will continue to pay all premiums for split dollar life insurance and individual term insurance for a period of two years.

                  (g) If the amounts due to the Executive in connection with a Change of Control under this and/or other agreements, plans or arrangements would result in an "excess parachute payment" within the meaning of Section 280G of the Code, and the total amounts due to the Executive would have to be reduced by more than ten percent (10%) to avoid such an "excess parachute payment," then the Company shall pay to Executive an additional amount in cash (a "Gross-Up Payment") equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Executive hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any excess parachute payment, and any state and federal income and FICA taxes with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits such Participant would have received if Sections 280G and 4999 of the Code had not been enacted. A nationally recognized public accounting firm selected by the Company shall determine the amount of the Gross-Up Payment at the Company's expense. Notwithstanding the foregoing, no Gross-Up Payment shall be made if, in the opinion of tax counsel selected by the Company, no excess parachute payments would occur if the total amounts due to the executive in connection with a Change of Control were reduced by ten percent (10%) or less; in such event, total benefits under this Agreement shall be reduced by up to ten percent (10%) in value in the following order: (i) cash amounts payable as Severance Compensation under Section 3(a) or 3(b) above shall be reduced first;
         (ii) if necessary, amounts for the maintenance of continuation coverage under Section 3(e) above shall be reduced next; and (iii) if necessary, the accelerated vesting of options as provided in Section 3(d) above shall be reduced.

         4. Successors; Binding Agreement. This Agreement will be binding upon the Company, its successors and assigns, and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         5. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or received after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

         Larry Franklin
         c/o Harte-Hanks, Inc.
         200 Concord Plaza Drive, Suite 800
         San Antonio, Texas  78216

         If to the Company:

         Harte-Hanks, Inc.
         200 Concord Plaza Drive, Suite 800
         San Antonio, Texas  78216
         Attention:  Donald R. Crews


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                                        5                          EXHIBIT 10(c)


or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         6. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware, without regard to principles of conflicts of law. This Agreement amends in full and replaces all prior agreements, both written and oral, between the Company and the Executive with respect to the subject matter of this Agreement.

         7. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         8. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company. The Executive may, at any time during the Term, upon the giving of 30 days prior written notice, terminate his employment. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any Severance Compensation, neither the Executive nor the Company will have any further obligation or liability hereunder.

         9. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling; provided, however, that no withholding pursuant to Section 4999 of the Code shall be made unless, in the opinion of tax counsel selected by the Company and acceptable to the Executive, such withholding relates to payments which result in the imposition of an excise tax pursuant to Section 4999 of the Code.

         10. Release. In consideration for the benefits and payments provided under Sections 3(a), 3(b) and 3(e) of this Agreement, unless such requirement is waived by the Board in its sole discretion, the Executive agrees to execute a release acceptable to the Company releasing the Company, its subsidiaries, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Executive's employment with the Company or the termination of such employment. The Executive shall execute such release prior to or as soon as practicable after his Termination Date or a Change in Control, as applicable, unless the Board in its sole discretion waives such requirement.


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                                        6                          EXHIBIT 10(c)


         IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

                                        HARTE-HANKS, INC.


                                        By: /s/ DONALD R. CREWS
                                            --------------------------------

                                        Title:  Senior Vice President, Legal


                                        EXECUTIVE:

                                        /s/ LARRY FRANKLIN
                                        ------------------------------------
                                        Larry Franklin